Exhibit 5.3

Honigman Miller Schwartz and Cohn LLP Attorneys and Counselors	(313) 465-7000 Fax: (313) 465-8000 www.honigman.com

May 21, 2014

U.S. Concrete, Inc.

331 North Main Street

Euless, Texas 76039

Re:	$200,000,000 8.500% Senior Secured Notes due 2018

Ladies and Gentlemen:

We have acted as special Michigan counsel to Kurtz Gravel Company, a Michigan corporation (the “Michigan Subsidiary Guarantor”), and a wholly-owned subsidiary of U.S. Concrete, Inc., a Delaware corporation (“U.S. Concrete”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”), being filed by U.S. Concrete with the Securities and Exchange Commission on the date of this opinion letter. The Registration Statement relates to (i) up to $200,000,000 aggregate principal amount of 8.500% Senior Secured Notes due 2018 (the “Exchange Notes”) of U.S. Concrete to be issued pursuant to an Indenture (the “Indenture”), dated as of November 22, 2013, by and among U.S. Concrete, as issuer, the subsidiary guarantors named therein, including the Michigan Subsidiary Guarantor (such Michigan Subsidiary Guarantor, together with the other subsidiary guarantors, the “Guarantors”), and U.S. Bank National Association (the “Trustee”), as trustee, pursuant to an exchange offer (the “Exchange Offer”) described in the Registration Statement, in exchange for a like principal amount of the issued and outstanding 8.500% Senior Secured Notes due 2018 (the “Initial Notes”) previously issued under the Indenture, and (ii) the related guarantees of the Guarantors of the Exchange Notes pursuant to the Indenture. This opinion letter is being delivered at the request of the Michigan Subsidiary Guarantor in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933 (the “Act”).

In rendering the opinions expressed below, we have examined and relied upon a copy of the form of Exchange Note and the Indenture. We have also examined and relied upon such agreements, documents, certificates, statements of governmental officials and other information furnished to us, and have considered such matters of law and of fact, as we have considered appropriate as a basis for our opinions expressed below. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to us for examination. We have also assumed (a) that the Indenture and the Exchange Notes (the “Documents”) have been duly authorized by the parties thereto other than the Michigan Subsidiary Guarantor; and (b) that the Documents, when duly executed and delivered by the parties thereto, will constitute legally valid and binding obligations of the parties thereto other than the Michigan Subsidiary Guarantor, enforceable against each of them in accordance with their respective terms.

2290 First National Building · 660 Woodward Avenue · Detroit, Michigan 48226-3506

Detroit · Lansing · Oakland County · Ann Arbor

May 21, 2014

Based on the foregoing, and subject to the qualifications and limitations set forth herein, we are of the opinion that:

1. The Michigan Subsidiary Guarantor is a Michigan corporation, validly existing and in good standing under the laws of the State of Michigan.

2. The Michigan Subsidiary Guarantor has the requisite corporate power and authority to execute and deliver, and to perform its obligations under, the Indenture.

3. Execution, delivery and performance by the Michigan Subsidiary Guarantor of the Indenture have been duly authorized by all necessary corporate action on behalf of the Michigan Subsidiary Guarantor.

This letter is limited to the federal laws of the United States of America and the laws of the State of Michigan. We express no opinion and make no statement as to the laws, rules or regulations of any other jurisdiction or any state securities or blue sky laws.

With respect to each instrument or agreement referred to in or otherwise relevant to the opinions set forth herein (each, an “Instrument”), we have assumed, to the extent relevant to the opinions set forth herein, that (a) each party to such Instrument (if not a natural person) was duly organized or formed, as the case may be, and was at all relevant times and is validly existing and in good standing under the laws of its jurisdiction of organization or formation, as the case may be, and had at all relevant times and has full right, power and authority to execute, deliver and perform its obligations under such Instrument; (b) such Instrument has been duly authorized, executed, authenticated and delivered by each party thereto; and (c) such Instrument was at all relevant times and is a valid, binding and enforceable agreement or obligation, as the case may be, of, each party thereto; provided that we make no such assumption insofar as any of the foregoing matters relate to the Michigan Subsidiary Guarantor and is expressly covered by our opinion set forth in paragraphs 1, 2 or 3 above.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our opinion under the caption “Legal Matters” contained in the prospectus that is part of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/S/ HONIGMAN MILLER SCHWARTZ AND COHN LLP

HONIGMAN MILLER SCHWARTZ AND COHN LLP

2290 First National Building · 660 Woodward Avenue · Detroit, Michigan 48226-3506

Detroit · Lansing · Oakland County · Ann Arbor